UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): August 13, 2015

HERCULES OFFSHORE, INC.
(Exact name of registrant as specified in its charter)

Delaware	0-51582	56-2542838
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

9 Greenway Plaza, Suite 2200 Houston, Texas	77046
(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code: (713) 350-5100

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

Â	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

Â	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

Â	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

Â	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.03 Bankruptcy or Receivership

On August 13, 2015, Hercules Offshore, Inc. (“Hercules” or the “Company”) and substantially all of its U.S. domestic subsidiaries (collectively, the “Debtors”), filed voluntary petitions (the “Bankruptcy Petitions”) for reorganization under Chapter 11 of the United States Bankruptcy Code (the “Bankruptcy Code”) in the United States Bankruptcy Court for the District of Delaware (the “Court”). The Company’s Chapter 11 case is being administered under the caption In re: Hercules Offshore, Inc. (Case No. 15- 11685). The Debtors have filed a motion with the Court seeking to jointly administer all of the Debtors’ Chapter 11 cases under the caption In re: Hercules Offshore, Inc., et al. The Debtors will continue to operate their businesses as “debtors-in-possession” under the jurisdiction of the Court and in accordance with the applicable provisions of the Bankruptcy Code and orders of the Court. The subsidiary Debtors in these Chapter 11 cases are Cliffs Drilling Company; Cliffs Drilling Trinidad L.L.C.; FDT LLC; FDT Holdings LLC; Hercules Drilling Company, LLC; Hercules Liftboat Company, LLC; Hercules Offshore Services LLC; Hercules Offshore Liftboat Company LLC; HERO Holdings, Inc.; SD Drilling LLC; THE Offshore Drilling Company; THE Onshore Drilling Company; TODCO Americas Inc.; and TODCO International Inc.
Under the Chapter 11 cases, which require Court approval, the Company’s trade creditors and vendors are expected to be paid in full in the ordinary course of business, and all of the Company’s contracts are expected to remain in effect in accordance with their terms preserving the rights of all parties.
This Form 8-K is not a solicitation to accept or reject the proposed plan of reorganization referred to herein or an offer to sell or a solicitation of an offer to buy any securities of the Company.

Item 2.04 Triggering Events That Accelerate or Increase a Direct Financial Obligation or an Obligation Under an Off-Balance Sheet Arrangement

The filings of the Bankruptcy Petitions described in Item 1.03 above constitute an event of default with respect to the Company’s 10.25% senior notes due 2019, 8.75% senior notes due 2021, 7.5% senior notes due 2021 6.75% senior notes due 2022, 7.375% Senior Notes due 2018 and 3.375% Convertible Senior Notes due 2038 (collectively, the “Outstanding Notes”). Pursuant to the Bankruptcy Code, the filing of the Bankruptcy Petitions automatically stayed most actions against the Debtors, including most actions to collect indebtedness incurred prior to the filing of the Bankruptcy Petitions or to exercise control over the Debtors’ property. Accordingly, although the Bankruptcy Petitions triggered defaults under the Outstanding Notes, creditors are generally stayed from taking action as a result of these defaults.

Item 3.01 Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing

On August 13, 2015, the Company received a letter from The Nasdaq Listing Qualifications Staff (the “Staff”) stating that the Staff has determined that the Company’s securities will be delisted from The Nasdaq Stock Market LLC (“Nasdaq”). The decision was reached by the Staff under Nasdaq Listing Rules 5101, 5110(b) and IM-5101-1 following the Company’s announcement that it filed the Bankruptcy Petitions. As previously disclosed, on March 25, 2015, the Company received a deficiency notice from Nasdaq stating that, based on the closing bid price of the Company’s common stock for the last 30 consecutive business days, the Company no longer meets the minimum $1.00 per share requirement under Nasdaq Listing Rule 5450(a)(1).
The letter further indicates that, unless the Company requests an appeal, trading of the Company’s common stock will be suspended at the opening of business on August 24, 2015, and a Form 25-NSE will be filed with the Securities and Exchange Commission, which would remove the Company’s securities from listing and registration on Nasdaq.
The Company currently does not intend to appeal Nasdaq’s determination. If the Company does not appeal, the Company expects that its securities will be eligible to be quoted on the OTC Bulletin Board (the “OTCBB”) or on the OTC Markets Group Inc.’s OTC Pink (the “OTC Pink”). To be quoted on the OTCBB or the OTC Pink, a market maker must sponsor the security and comply with SEC Rule 15c2-11 before it can initiate a quote in a specific security. If the Company’s securities are delisted from Nasdaq, there can be no assurance that a market maker will apply to quote the Company’s common stock or that the Company’s common stock will be quoted on the OTCBB or the OTC Pink.

Item 7.01 Regulation FD Disclosure

On August 13, 2015, in connection with the filing of the Bankruptcy Petitions, the Debtors announced the results of the previously disclosed solicitation of votes from holders of the Outstanding Notes to accept the joint prepackaged plan of reorganization. The final results of the solicitation of votes show more than 250 senior noteholders with aggregate holdings in excess of $1.1 billion of senior notes have voted to accept the plan while only three holders with approximately $720,000 of the senior notes voted against the plan. A copy of the press release announcing the preliminary voting results is attached hereto as Exhibit 99.1 and is incorporated herein by reference.
The information in this Item 7.01 and the exhibits hereto are being furnished, not filed. Accordingly, such information will not be incorporated by reference into any registration statement filed by the Company under the Securities Act of 1933, as amended. By filing this Form 8-K and furnishing this information, the Company makes no statement or admission as to the materiality of any information in Item 7.01 or the exhibits hereto.

Item 9.01 Financial Statements and Exhibits
(d) Exhibits.

Exhibit No.	Description

99.1	Press Release, dated August 13, 2015

SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HERCULES OFFSHORE, INC.

Date: August 17, 2015	By:	/s/ Beau M. Thompson
Beau M. Thompson
Senior Vice President,
General Counsel and Secretary